Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture”), dated as of February 22, 2019, among CFX Escrow Corporation, a Delaware corporation (the “SPV Issuer”), Colfax Corporation, a Delaware corporation (the “Company”), each of the guarantor parties hereto (each, a “Guarantor”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the SPV Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 5, 2019 providing for the issuance of the SPV Issuer’s 6.000% Senior Notes due 2024 (the “2024 Notes”) and 6.375% Senior Notes due 2026 (the “2026 Notes” and together with the 2024 Notes, the “Notes”);

WHEREAS, pursuant to the purchase agreement in respect of the Notes dated as of January 31, 2019 (the “Purchase Agreement”), the Company agreed to assume all rights and obligations of the SPV Issuer under the Notes and the Indenture (the “Assumption”) by executing this Supplemental Indenture and note certificates substantially in the form attached hereto (the “Assumption Notes Certificates”);

WHEREAS, pursuant to the Purchase Agreement, the Company and the SPV Issuer agreed to cause certain subsidiaries of the Company to provide an unconditional guarantee of the obligations of the issuer under the Notes and the Indenture (each a “Guarantee”) by executing this Supplemental Indenture and the notation of guarantee attached to the Assumption Notes Certificates (the “Notation of Guarantee”); and

WHEREAS, pursuant to section 9.01 of the Indenture, the SPV Issuer and the Company are authorized to consummate the Assumption, the Guarantors are authorized to provide the Guarantees and the SPV Issuer, the Company, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the SPV Issuer, the Company, each Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    ASSUMPTION. The SPV Issuer hereby irrevocably assigns, grants, conveys and transfers to the Company all of the SPV Issuer’s obligations, right, title and interest as Issuer of the Notes and under the Indenture and the Company hereby unconditionally accepts such assignment and assumes all rights, duties, liabilities and obligations of whatever kind or nature of the SPV Issuer under the Notes and the Indenture with the same effect as if the Company had issued the Notes and executed and delivered the Indenture on the date thereof. From the date of this Supplemental Indenture, all references to the Issuer in the Indenture shall refer to the Company and not to the SPV Issuer.

3.    AGREEMENT TO GUARANTEE. Each Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Notation of Guarantee and in the Indenture, including, but not limited to, Article X thereof.

4.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of the SPV Issuer, the Company or any Guarantor, as such, shall have any liability for any obligations of the SPV Issuer, the Company or any Guarantor under the Notes, the Indenture, the Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.    THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.    Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with the Indenture, this Supplemental Indenture, the Notes and the Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the SPV Issuer and each Guarantor has appointed the Company as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon the Indenture, this Supplemental Indenture, the Notes, the Guarantees or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The SPV Issuer, the Company and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The SPV Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the SPV Issuer and each of the Guarantors agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the SPV Issuer and any Guarantor.

7.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the SPV Issuer, the Company and the Guarantors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: February 22, 2019

CFX Escrow Corporation
as SPV Issuer

By:	/s/ Karla L. Boyd
Name:	Karla L. Boyd
Title:	President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

Colfax Corporation
as Company

By:	/s/ Christopher Hix
Name:	Christopher Hix
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

Alcotec Wire Corporation
Alloy Rods Global Inc.
Anderson Group Inc.
Arc Machines Inc.
Colfax Fluid Handling LLC
EMSA Holdings Inc.
Howden American Fan Company
Howden Construction Services Inc.
Howden North America Inc.
Howden Roots LLC
Shawebone Holdings Inc.
Stoody Company
The ESAB Group Inc.
Victor Equipment Company
Victor Technologies Group, Inc.
Victor Technologies Holdings, Inc.
Victor Technologies International, Inc.

as Guarantors

By:	/s/ Christopher Hix
Name:	Christopher Hix
Title:	President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

DJO Global, Inc.
DJO Holdings LLC
DJO Finance LLC
Encore Medical GP, LLC
Encore Medical Partners, LLC
Encore Medical, L.P.
Elastic Therapy, LLC
Empi, Inc.
DJO Consumer, LLC

as Guarantors

By:	/s/ Christopher Hix
	Name:	Christopher Hix
	Title:	President

DJO, LLC
Surgi-Care, Inc.

as Guarantors

By:	/s/ Christopher Hix
	Name:	Christopher Hix
	Title:	Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

Wilmington Trust, National Association
as Trustee

By:	/s/ Hallie E. Field
Name:	Hallie E. Field
Title:	Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Original Issue Discount Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: [—]

ISIN: [—]

[6.000] [6.375]% Senior Notes due [2024] [2026]

No.	$[—]

Colfax Corporation, a Delaware corporation, hereby assumes the obligation of CFX Escrow Corporation to pay to Cede & Co. or its registered assigns, the principal sum of $[—] on February 15, [2024] [2026] or such greater or lesser amount as may be indicated in Schedule A hereto and promises to pay such amounts with the same effect as if it had made such promise as of February 5, 2019 (the “Issue Date”). This note shall constitute the same debt as the notes issued by CFX Escrow Corporation on the Issue Date.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated: [—]

COLFAX CORPORATION

By:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

Dated: [—]

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

By:
Authorized Signatory

[Reverse of Note]

[6.000] [6.375]% Senior Notes due [2024] [2026]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Colfax Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at [6.000] [6.375]% per annum from February 5, 2019 until maturity. The Issuer will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes of this series will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 5, 2019; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be August 15, 2019. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes of this series to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(2)    METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.09 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose as provided in the Indenture or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)    PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4)    INDENTURE. CFX Escrow Corporation (the “SPV Issuer”) issued the Notes under an Indenture dated as of February 5, 2019 (the “Base Indenture”) between the SPV Issuer and the Trustee. The Issuer assumed all obligations of the SPV Issuer and became party to the Base Indenture as Issuer under a supplemental indenture dated as of February 22, 2019 among the SPV Issuer, the Issuer, each of the Guarantors party thereto and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5)    OPTIONAL REDEMPTION. At any time prior to February 15, [2021] [2022], the Issuer may redeem all or a part of the Notes of this series, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes of this series or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes of this series or a satisfaction and discharge of the Indenture with respect to the Notes of this series pursuant to Article 8 or 11 of the Indenture. On or after February 15, [2021][2022], the Issuer may redeem all or a part of the Notes of this series, upon not less than 30 nor more than 60 days’ notice (provided that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes of this series or a satisfaction and discharge of the Indenture with respect to the Notes of this series pursuant to Article 8 or 11 of the Indenture), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to, but not including, the applicable Redemption Date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

[Year	Redemption Price
2021	103.000%
2022	101.500%
2023 and thereafter	100.000	%][1]

[Year	Redemption Price
2022	103.188%
2023	102.125%
2024	101.063%
2025 and thereafter	100.000	%][2]

[1]	For 2024 Notes.
[2]	For 2026 Notes.

Notwithstanding the foregoing, at any time prior to February 15, [2021][2022], the Issuer may redeem up to 35% of the aggregate principal amount of Notes of this series issued under the Indenture, at a redemption price of [106.000][106.375]% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the Redemption Date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1)    at least 65% of the aggregate principal amount of the Notes of this series originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and of its Subsidiaries); and

(2)    the redemption must occur within 180 days of the date of the closing of such Public Equity Offering.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption (subject to the satisfaction of any applicable conditions precedent). On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption. Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

In connection with any redemption of the Notes (including with the net cash proceeds of a Public Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction (including any related Public Equity Offering). In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed.

In addition, the Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

(6)    [Reserved].

(7)    MANDATORY REDEMPTION. The Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes of this series.

(8)    OFFER TO REPURCHASE UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control, unless the Issuer has exercised its right to redeem the Notes as provided in Section 3.06 of the Indenture, the Issuer will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 principal amount and integral multiples of $1,000 in excess thereof) of each Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, on the Notes repurchased, to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will send a notice to each Holder, with a copy to the Trustee and Paying Agent, describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(9)    NOTICE OF REDEMPTION. Notices of redemption shall be given in accordance with Section 3.03 of the Indenture and with the effect of notice of redemption as set forth in Section 3.04 of the Indenture.

(10)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Registrar may not require a Holder to pay any taxes and fees, except as otherwise set forth in the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

(11)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(12)    AMENDMENT, SUPPLEMENT AND WAIVER. The provisions of the Indenture governing amendment, supplement and waiver are set forth in Article 9 of the Indenture.

(13)    DEFAULTS AND REMEDIES. Events of Default and Remedies are set forth in Article 6 of the Indenture.

(14)    TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(15)    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or shareholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee.

(17)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(18)    CUSIP NUMBERS AND ISIN NUMBERS. The Issuer has caused CUSIP and/or ISIN numbers to be printed on the Notes and the Trustee (or the Registrar, as appropriate) may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(19)    GOVERNING LAW. THE INDENTURE, THE NOTES AND THE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Colfax Corporation

420 National Business Parkway, 5th Floor

Annapolis Junction, MD 20701

Facsimile: (301) 323-9001

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and Zip Code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

Date:

Your Signature:
Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 of the Indenture, check the box:  ☐

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.09 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Date:

Schedule A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This Schedule should be included only if the Note is issued in global form.

FORM OF NOTATION OF GUARANTEE

For value received, the Guarantors (which term includes any successor Person under the Indenture) have unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of February 5, 2019 (the “Base Indenture”), between CFX Escrow Corporation (the “SPV Issuer”) and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended by the supplemental indenture dated as of February 22, 2019 among the SPV Issuer, Colfax Corporation (the “Issuer”), each of the Guarantors party thereto and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of each Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, as provided by Section 10.05 of the Indenture.

[Signature Pages Follow]

[Guarantor]

By:
Name:
Title:

[SIGNATURE PAGE TO NOTATION OF GUARANTEE]